Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated October 9, 2020, with respect to our audit of the balance sheet of REALYINVEST NNN, LLC (the “Fund”) as of March 17, 2020 (Inception), the related statements of operations and member’s equity, and of cash flows as of March 17, 2020, and the related notes to the financial statements. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California

October 16, 2020